Exhibit 10.11

David S. Jones

6709 Oakwood Manor Drive

Crystal Lake, IL 60012

October 1, 2013

To: The Board of Directors of IIM Global Corporation.

After conducting a thorough review of the financial performance of the company to date, I have come to the conclusion that in the best interest of the company and its shareholders that I accept compensation $1.00 (one) dollar a year in lieu of any and all my future compensation until such time the company is a position and the Board of Directors agrees to provide me with a new employment Agreement.

Sincerely

/s/ David S. Jones

David S. Jones